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                                                                    Exhibit 23.4

                                  [FPA logo]
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                        Flexible Packaging Association
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September 27, 2001

Mr. John R. Dudek
General Counsel
Applied Extrusion Technologies, Inc.
3 Centennial Drive
Peabody, MA 01960

Dear John:

This is to follow up on our telephone conversation earlier regarding your company's use of industry information developed by the Flexible Packaging Association. Having reviewed the information provided, we consent to Applied Extrusion Technologies, Inc.'s use of data regarding the estimated size of the flexible packaging industry and the film segment (based on NAICS 326112) in our State of the Industry Report 2001. We understand you will be using this data in connection with your filing with the Securities and Exchange (SEC) Registration Form S-4, as may be amended from time to time.

Let me know if you have any questions or I can be of further assistance.

Sincerely,

/s/ Robert B. Zaborowski
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Robert B. Zaborowski
Director, Business and Economic Research

Phone: 410-694-0800
Fax: 410-694-0900
E-mail:bzaborowski@flexpack.org